Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President-Finance
Dover, Delaware, May 6, 2013	302-857-3292

Dover Motorsports, Inc. Regains Compliance with NYSE Listing Standards

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced today that it has received notification from the New York Stock Exchange (“NYSE”) that the Company has regained compliance with the NYSE’s continued listing standards. The confirmation of reinstatement is the result of the Company’s performance against a plan submitted to the NYSE and its compliance with the Exchange’s minimum market capitalization standard.

On November 4, 2011, the Company was notified that it had fallen below the NYSE’s continued listing standards which require that either its average global market capitalization be not less than $50 million over a consecutive 30 trading-day period, or its total stockholders’ equity be not less $50 million. Based on the closing price of the Company’s shares as of May 3, 2013, average global market capitalization for the last 30 trading-day period was approximately $75 million.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.